                                                                    EXHIBIT 12

                                      Northwest Natural Gas Company
                            Computation of Ratio of Earnings to Fixed Charges
                                   January 1, 1989 - December 31, 1993
                                                 ($000)



                                   ----------Year Ended December 31----------
                                     1989       1990        1991        1992      1993
                                     ----       ----        ----        ----      ----
Fixed Charges, as defined:
  Interest on Long-Term Debt       $19,344     $22,244    $21,977     $23,001   $22,578
  Other Interest                     4,011       2,853      4,266       3,223     1,906
  Amortization of Debt Discount
   and Expense                         401         363        348         511       775
  Interest Portion of Rentals        1,235       1,546      1,485       1,439     1,701
                                   -------     -------    -------     -------   -------
  Total Fixed Charges, as
    defined                        $24,991     $27,006    $28,076     $28,174   $26,960
                                   =======     =======    =======     =======   =======

Earnings, as defined:
  Net Income                       $28,420     $30,724    $14,377     $15,775   $37,647
  Taxes on Income                   15,366      13,629      2,321       6,951    22,096
  Fixed Charges, as above           24,991      27,006     28,076      28,174    26,960
                                   -------     -------    -------     -------   -------
  Total Earnings, as defined       $68,777     $71,359    $44,774     $50,900   $86,703
                                   =======     =======    =======     =======   =======
Ratio of Earnings to Fixed
 Charges                              2.75        2.64       1.59        1.81      3.22
                                      ====        ====       ====        ====      ====